UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 31, 2006 (January 26, 2006)
WELLSFORD REAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)
Maryland

(State or Other Jurisdiction of Incorporation)
1-12917	13-3926898

(Commission File Number)	(IRS Employer Identification No.)
535 Madison Avenue, New York, NY	10022

(Address of Principal Executive Offices)	(Zip Code)
(212) 838-3400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On January 26, 2006, the Company’s Board of Directors authorized the payment of bonuses for the following officers:

Name and Principal Position	Estimated Bonus
James J. Burns
Senior Vice President -
Chief Financial Officer
and Secretary	$225,000

William H. Darrow II
Vice President-
Managing Director	$445,281

David M. Strong
Senior Vice President
Development	$449,000

Mr. Burns is to receive a retention bonus calculated at $75,000 a year for a maximum of three years of service through December 31, 2008. Mr. Darrow’s bonus will be paid on June 30, 2006. Mr. Strong is to receive a retention bonus on December 31, 2008 calculated at twice his 2008 base salary. If the Gold Peak project is completed and sold out sooner than 2008 his bonus will be paid at that time.

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 27, 2006, the Company completed the previously announced sale of its Beekman assets to a company which is partially controlled and owned by the Company’s Chairman and its former President for a total cost of approximately $1,297,000. Such amount represented the total out of pocket costs incurred by the Company related to (i) the Company’s purchase of a 10 acre parcel of land in Beekman, New York in February 2005, (ii) a deposit on a contract to acquire a contiguous 14 acre parcel and (iii) other pre-development costs incurred by the Company. At the same time deferred compensation assets, of which the Chairman and the former President were the beneficiaries, aggregating approximately $14,721,000 and a related liability of the Company of equal amount were also transferred.

The sale was contemplated in the Plan of Liquidation (the “Plan”). The Plan was approved by the stockholders of the Company on November 17, 2005.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WELLSFORD REAL PROPERTIES, INC.

	By:	/s/ James J. Burns
James J. Burns Senior Vice President, Chief Financial Officer
Date: January 31, 2006

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